Exhibit 99.2
YCBD Earnings Call Script
4Q20 and FY 20

OPERATOR
Good afternoon. Welcome to the cbdMD, Inc. fourth quarter and fiscal year ended September 30, 2020 earnings call and update. This afternoon, the company issued a press release that provided an overview of its fourth quarter and fiscal year end results, which followed the filing of its Annual Report on Form 10-K. Today’s conference call is being recorded and will be available online at cbdmd.com in accordance with cbdMD’s retention policies. All participants on this call will be in a listen-only mode. The call will be followed by a question-and-answer session. At this time, I would now like to turn the conference over to Ronan Kennedy, the company’s Chief Financial Officer. Ronan, please go ahead.

Ronan Kennedy - INTRODUCTION
Thank you _________, and thank you all for joining the cbdMD fourth quarter and fiscal year ended September 30, 2020 earnings call and update. On the call today we also have our Chairman and co-CEO, Marty Sumichrast, as well our Chief Marketing Officer, Ken Cohn.

Following the safe harbor statement, Marty and Ken will provide an overview of our business, then I’ll provide a summary of the quarterly and fiscal year financial results. Following that, we’ll open the call up for questions.

We’d like to remind everyone that various remarks about future expectations, plans, and prospects constitute forward-looking statements for purposes of safe harbor provisions under the Private Securities Litigation Reform Act of 1995. cbdMD cautions that these forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from those indicated, including risks described in the company’s Annual Report on Form 10-K for the year ended September 30, 2020, and our other filings with the SEC, all of which can be reviewed on the company’s website at www.cbdmd.com or on the SEC’s website at www.sec.gov.

Any forward-looking statements made on this conference call speak only as of today’s date, Tuesday, December 22, 2020, and cbdMD does not intend to update any of these forward-looking statements to reflect events or circumstances that would occur after today’s date except as may be required by Federal securities laws.

With that, I’d like to turn the call over to cbdMD’s Chairman and co-CEO, Marty Sumichrast.

SUMICHRAST – BACKGROUND AND HIGHLIGHTS
Ronan, thank you and welcome to everyone who is joining us this afternoon.

We believe cbdMD is now one of the most successful CBD companies in world, and cbdMD and Paw CBD have become two of the world’s most recognizable and valuable CBD brands. cbdMD continues to attract international attention from customers and investors alike. Our brands’ social media dominance has fueled our online business, which continues to drive our sales growth. In fact, based upon a November 2020 Google Analytics Report, cbdMD.com ranks at the top as one of the most visited CBD websites in the world. As we look ahead into 2021, we believe our plan to expand our reach into new product categories will not only drive sales, but will also diversify and expand our customer demographics. As we continue to attract world class partnerships, as we did with Bubba Watson, Bellator MMA, Life Time Fitness and Barstool Sports, our brands grow in status and recognition on the world stage. Here is another example of how our brand attracts world class partners. Today, I am proud to announce that cbdMD has become the exclusive CBD partner of The Joe Rogan Experience podcast which plays exclusively on Spotify and has over 200 million monthly downloads.

We believe that these achievements help our brands dominate in the CBD industry, and also help us deliver on our financial goals as well. Since taking the cbdMD brand public in December 2018, we have grown quarterly sales over 900% in eight quarters. We have done this by remaining focused on our core competency, which is our direct-to-consumer engine. Despite the COVID-19 pandemic, we continued to show remarkable growth throughout fiscal 2020. We have maintained one of the strongest balance sheets in the CBD industry and, in fact, recently more than doubled our liquidity, which now stands today at approximately $30 million in cash, with virtually no debt. To put this into context, we built two brands and operated an US listed company for two years with less cash than we have in the bank today. Furthermore, we dramatically reduced our non-GAAP adjusted loss from operations from over $10 million in the first half of fiscal 2020, to approximately $1.3 million in the second half of fiscal 2020. Earlier this year we set a goal of achieving positive adjusted operating income during calendar year 2020, a non-GAAP financial measure. We are presently confident we will reach this milestone in early fiscal 2021. However, based upon marketing opportunities that may arise during the year, achieving this goal may be extended later into the fiscal year. We believe we are positioned to take advantage of a unique opportunity, which is to gain a meaningful amount of the $2 billion plus total addressable global CBD market - a market which according to several leading industry analytic firms, including leading analytics firm the Brightfield Group, is expected to grow to over $10 billion by 2025. We believe that we are demonstrating our ability to gain significant market share by reporting quarter-over-quarter net sales growth of 23% and year-over year net sales growth of 77%, both resulting in record quarterly and annual net sales of $11.7 million and $41.9 million, respectively, as of September 30, 2020. While we have not committed to any financial guidance, we do expect robust sales growth to continue in fiscal 2021.

Finally, with respect to the regulatory climate for CBD, with continued attention on COVID-19 and the pending change in Presidential Administrations, we do not expect any FDA regulatory guidance for CBD in the near future. Therefore, we remained focused on maintaining the highest manufacturing standards under GMP and compliance with state regulations, as states take the regulatory lead related to hemp derived cannabinoids products.

Now, it’s my pleasure to introduce Ken Cohn, our Chief Marketing Officer, who will talk brand and marketing strategies. Ken go ahead…

YCBD Earnings Call Script
4Q20 and FY 20

[Break To Ken Cohn]
Thanks Marty and welcome everyone.

I believe that 2020 is the “Year of Separation” within the CBD category and for cbdMD, 2020 has offered a landscape of opportunities to continue to drive and solidify both our cbdMD and Paw CBD brands’ distinction.

We continue to lean heavily on making data-driven decisions, with insights garnered each quarter. We faced a number of questions and challenges coming into this most recent quarter. How do we continue to accelerate the brand, drive our consumers’ trust and capitalize on our surging e-commerce traffic, while at the same time, educate, inform and convert our new and returning customers? As we considered these important questions, we focused on key performance indicators, or KPI’s, such as: average order value, retention rate and website traffic, to name just a few. We utilize these non-GAAP measures in internally analyzing the effectiveness of our advertising spend and marketing initiatives, and believe these metrics are important to our investors in their review of our financial performance. Our customer retention rate, representing existing customers who purchased at least once during the quarter, continued to increase throughout the year. In this past quarter, returning customers spent more money per order – reaching approximately $88 in average order value, purchased more frequently - now a median of once every 39 days - and bought more items, per order, as compared to the previous three quarters. And, regarding our direct-to-consumer website traffic, in the fourth quarter of fiscal 2020 our new website traffic increased 13% over the prior quarter, with the largest increase being via organic traffic.

Data continued to aid us in amplifying the effectiveness of our email marketing. While we sent less emails to our entire, growing database, we focused on segmented, relevant content and information. As such, our we have experienced continued growth in our open and click thru rates.

This past quarter, we launched cbdMD’s first nationally viewed TV advertising campaign. cbdMD’s 30-second “Conquer the Day'' commercial was broadcast across multiple national cable networks, with very promising metrics, followed by a 15-second version as well. You can view that commercial on the home page of cbdMD.com. Average orders continue to strengthen since launching in September 2020, which is bolstering our confidence in this advertising medium as we look to expand our TV advertising campaign in 2021.

Paw CBD showed excellent first full year net sales of approximately $4.5 million for fiscal 2020, and the brand’s metrics continue to move in a positive direction. We are seeing the direct-to-consumer power of cbdMD.com translate into significant growth for PawCBD.com, as Paw CBD’s direct-to-consumer sales account for over 70% of the brand’s net sales during the 2020 fiscal year. We continue to focus on cross-selling, customer retention and education, and are planning to roll out Paw CBD’s subscription and reward programs in fiscal 2021. As we seek to mimic the expansion of cbdMD’s success, our goal is to make the Paw CBD the dominate brand in the CBD pet market.

We also were very proud of the awards and accolades we received for many of our products. The Brightfield Group named cbdMD a Top 10 domestic brand in two booming categories: Topicals and Skincare/Beauty. cbdMD was also ranked the highest in terms of overall consumer satisfaction as well as the highest in unaided consumer awareness of any of the top 20 CBD brands in a survey conducted by Brightfield Group of more than 3,500 CBD users. Brightfield Group also ranked cbdMD as the top brand for high quality, innovative and reliable. Paw CBD has also won several awards including Pet Innovation Award for Best Dog Calming Product of 2020 and 2019’s Pet Business Magazine Industry Recognition Award for Dog Calming Aid. During fiscal 2020, Paw CBD also launched a category-first partnership with TripAdvisor.

Our B2B brick and mortar business has seen numerous achievements as well. First, our GNC partnership is both live on the GNC e-commerce site as well as on shelves in 90 GNC franchise locations. Second, several of our regional partners continue to expand distribution of our products, such as Save Mart who increased their distribution from 5 to 100 of their locations. Life Time is another example of our retail expansion success story. After strong customer demand, Life Time expanded their distribution from 23 to 124 locations. Third, we are also excited to announce that Shop HQ launched with us this month and we look forward to providing more updates in the coming weeks. And fourth, we have solidified our expansion into the lucrative c-store distribution channel and have secured distribution for up to 3,000 new locations, with an expected launch in January 2021.

With that, I’ll now turn the call over to our CFO Ronan Kennedy to review our most recent financial results.

[BREAK TO Ronan Kennedy]
Ronan Kennedy – FINANCIAL HIGHLIGHTS

Thank you, Ken.  I’m going to start with a brief summary of our GAAP-based results.

On a GAAP basis, total net sales for the fourth quarter hit another all-time high of $11.7 million, or a 23% year-over-year increase and a 10% sequential quarterly gain.  For the fiscal year ended September 30, 2020, audited net sales were $41.9 million. This was a 77% increase over the fiscal 2019 results.

YCBD Earnings Call Script
4Q20 and FY 20

Our quarterly direct-to-consumer sales also hit a record high of $8.6 million in the fourth quarter of fiscal 2020, a 58% year-over-year increase. For fiscal 2020, direct-to-consumer sales totaled $30.5 million and represented a 106% increase over fiscal 2019. Our marketing investments and emphasis on developing a direct relationship with our customers paid off well during the year resulting in our direct-to-consumer sales growing to 73% of our total net sales in fiscal 2020, compared to 63% in the prior year.

Our wholesale business genered $11.3 million of net sales for fiscal 2020. Despite the challenges presented by COVID-19 during fiscal 2020, this still represents a 29% year-over-year increase. We did see a rebound during the fourth quarter in wholesale business which generated a total of $3.1 million in net sales, representing 29% sequential quarterly growth.

Our goal has always been to maintain a gross profit margin between 63% to 70%. Our GAAP gross profit as a percentage of net sales came in at 54.4% for the fourth quarter of fiscal 2020, compared to 56.7% for the comparative prior year period. For fiscal 2020 our gross margin was 63.0% compared to 61.4% for fiscal 2019. The fourth quarter GAAP gross profit margin was after accounting for a non-cash inventory adjustment of $1.66 million. We generated a fourth quarter non-GAAP adjusted gross profit margin of 68%.  The $1.66 million non-cash adjustment is mostly due to writing off old raw materials and a net realized value adjustment of non-core inventory. Going forward we expect to maintain our gross profit margins between 63% and 70% as we seek to maintain strong direct-to-consumer revenue and take advantage of increasing operating leverage.

We ended the year with $14.8 million in cash and cash equivalents on hand. Coupled with the approximate $15.7 million in net proceeds from our preferred stock offering completed earlier in December 2020, we believe we have a very strong cash position going into calendar 2021, and more than ample capital to execute on our fiscal 2021 strategy. We believe this puts us in an enviable position in our industry and allows us to utilize our balance sheet to make further scientific and regulatory investments, continue to invest in incremental strategic marketing efforts, including increasing our TV spend, and support our efforts to expand our product portfolio.

Our operating expenses for the September 30, 2020 quarter were $10.8 million which is an increase of 1.7% over the September 30, 2019 quarter.  Overall, this resulted in a GAAP loss from operations of approximately $4.5 million for the September 2020 quarter, a 14.2% reduction in loss from the prior year period. For fiscal 2020, our operating expenses were approximately $43.9 million, resulting in a GAAP operating loss from operations of $17.5 million, an 18.8% increase in loss from fiscal 2019.

The company spent considerable time in the third and fourth quarters of fiscal 2020 focusing on reducing our cash expenses, and during the fourth quarter we spent additional time focused on our balance sheet. We believe the cost control measures made during fiscal 2020 along with our September 30, 2020 balance sheet position us well for fiscal 2021. Along with the $1.66 million non-cash inventory expense previously mentioned, we incurred a number of accruals and non-recurring or discretionary expenses during fourth quarter. Our non-recurring operating expenses for the fourth quarter included a $438,000 one-time accrued expense related to severance, $102,000 write down of old receivables, $200,000 in a discretionary bonus accrual and together with $760,000 in non-cash stock expense resulted in a non-GAAP adjusted operating loss of $1 million for the fourth quarter of fiscal 2020 as compared to a $4.1 million non-GAAP adjusted operating loss in the fourth quarter of fiscal 2019. The increase in non-GAAP adjusted operating loss over the June 30, 2020 quarter was mainly attributed to management’s decision to increase discretionary marketing and affiliate expenses by $533,000 for the quarter and allocate expenses toward IP related items. The 2020 full year non-GAAP adjusted loss from operations totaled $11.5 million, similar to the comparative prior year period. As previously mentioned, approximately 89%, or over $10 million of this year’s non-GAAP adjusted operating loss occurred in the first half of the 2020 fiscal year.

Other income / expense on our consolidated income statement includes a non-cash contingent liability charge related to the December 2018 acquisition of Cure Based Development.  The contingent liability is revalued at the end of each quarter and during the fourth quarter of fiscal 2020 we had an increase in value of $800,000 to approximately $16.2 million, which created a corresponding other non-cash expense.  For the fiscal year, the total non-cash gain from the contingent liability was $29.8 million. The changes in the valuation of the contingent liability was primarily a result of the change in the market price of our common stock from period to period.

YCBD Earnings Call Script
4Q20 and FY 20

 We had cash and cash equivalents of approximately $14.8 million and working capital of approximately $16.0 million on September 30, 2020 compared to cash and cash equivalents of approximately $4.7 million and working capital of approximately $12.0 million as of September 30, 2019. Our current assets as of September 30, 2020 increased 51% from prior year end to $23.7 million. A primary driver of the increase in current assets was the increase in cash and prepaid sponsorship expenses which was offset partially by decreases in accounts receivable, marketable and other securities, merchant reserve, prepaid expenses, and assets from discontinued operations.  As of September 30, 2020, the company’s total current liabilities were $7.6 million, of which approximately $2.8 million is accounts payable and $2.9 million is accrued expenses. The company has approximately $224,000 of financing notes on equipment for our manufacturing facility as well as a $1.45 million SBA loan from the Paycheck Protection Program.

We consider fiscal 2020 to be a success in many ways beyond our strong gains in revenue and second half adjusted earnings improvement. Our operations team made significant strides this past year too.
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We moved from a 5,000 square foot warehousing/fulfillment space to an 80,000 square foot facility;
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We expanded our lab space by 130% and upgraded environmental parameters to meet NSF audit standards;
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We completed the audit and registrations for both GMP and NSF, obtaining FDA registered facilities; and
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We introduced over 200 new SKUs to our portfolio.

All of these accomplishments have been completed while maintaining budget levels and controlling payroll and while navigating through COVID-19 this year. We are proud of our team’s success and excited to see what they can accomplish in the coming year.

With that, I’d like to now turn the call back over to Marty.

[BREAK TO MARTY]
Thanks Ronan.

With that, I'd like to open up the line for Q&A.

[Q&A SESSION]
OPERATOR
With no further questions in the queue, that does conclude our conference call for today. Thank you so much for your participation.